EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact: Jim Ryan

(973) 541-3766

CURTISS-WRIGHT ELECTS STUART W. THORN TO Board of Directors

CHARLOTTE, N.C. – February 12, 2014 -- Curtiss-Wright Corporation (NYSE: CW) today announced that Stuart W. Thorn has been elected to serve on its Board of Directors.

“We welcome the addition of Stuart Thorn to our Board of Directors,” said Martin R. Benante, Chairman of Curtiss-Wright Corporation. “Stuart brings to the Board a rare combination of operating expertise, gained as a long-serving, highly successful chief executive officer, and financial expertise, built on a finance degree from the Wharton School of the University of Pennsylvania and substantial experience as a senior financial officer.”

David C. Adams, President and Chief Executive Officer of Curtiss-Wright Corporation, commented that “Stuart Thorn will play an important role in assisting in the development of Curtiss-Wright’s operational improvement strategy and supporting our financial reporting efforts. We are very lucky to have attracted to our Board someone with such deep experience in operations and finance.”

Mr. Thorn, 57, joins Curtiss-Wright from Southwire Company, a privately held manufacturer of wire and cable used in the distribution and transmission of electricity with annual revenues exceeding $5.2B, based in Carrollton, GA. Mr. Thorn has served as the President and Chief Executive Officer of Southwire since 2002, having joined the Company in 2001 as President and Chief Operating Officer. In his current position, Mr. Thorn grew revenues from $1.3B to more than $5.2B.

He previously served as the President and Chief Operating Officer (1998-2001) and Chief Financial Officer (1997-1998) of Beaulieu of America, Inc. Prior to that, he served as Vice President, International Finance (1995-1997) of Campbell Soup Company, Inc., and a series of progressively responsible financial and operating positions with S.C. Johnson Inc. from 1979 to 1995.

Mr. Thorn graduated from the University of Pennsylvania (the Wharton School) with a B.S. in Economics magna cum laude and a Master of Business Administration, Finance and Decision Science.

Curtiss-Wright Corporation • Page 2

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE:CW) is a global innovative company that delivers highly engineered, critical function products and services to the commercial, industrial, defense and energy markets. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing reliable solutions through trusted customer relationships. The company employs approximately 10,000 people worldwide. For more information, visit www.curtisswright.com.